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                                                                   EXHIBIT 10.2


                            WEST POINTE BANCORP, INC.
                                       AND
                       WEST POINTE BANK AND TRUST COMPANY
                          SALARY CONTINUATION AGREEMENT


       THIS SALARY CONTINUATION AGREEMENT (the "Agreement") is adopted this 30th day of December, 2005, by and between WEST POINTE BANCORP, INC. and WEST POINTE BANK AND TRUST COMPANY, a holding company and a state-chartered commercial bank located in Belleville, Illinois (the "Company") and RAMONA LUPE GEBAUER (the "Executive"). The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time.

                                    ARTICLE 1
                                   DEFINITIONS

       Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 "Accrual Balance" means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles ("GAAP"), for the Company's obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 ("APB 12") as amended by Statement of Financial Accounting Standards Number 106 ("FAS 106") and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported annually by the Company to the Executive.

1.2 "Beneficiary" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 "Board" means the Board of Directors of the Company as from time to time constituted.

1.5 "Change in Control" means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.


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                                                                   EXHIBIT 10.2

1.6      "Code" means the Internal Revenue Code of 1986, as amended.

1.7 "Disability" means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
         (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration's or the provider's determination.

1.8 "Discount Rate" means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is seven and one-half percent (7.5%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9 "Early Termination" means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.10     "Effective Date" means November 1, 2005.

1.11 "Normal Retirement Age" means the Executive attaining age sixty five (65).

1.12     "Plan Administrator" means the plan administrator described in
         Article 6.

1.13 "Plan Year" means each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following December 31.

1.14 "Separation from Service" means that the Executive's service, as an employee and independent contractor, to the Company and any member of a controlled group as defined in Section 414 of the Code to which the Company belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Company or the death of the Executive.

1.15     "Termination for Cause" has that meaning set forth in Article 5.


                                    ARTICLE 2
                          DISTRIBUTIONS DURING LIFETIME


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                                                                   EXHIBIT 10.2

2.1 Normal Retirement Benefit. Upon the Executive reaching Normal Retirement Age while in the active service of the Company, the Company shall distribute to the Executive the benefit described in this Section
         2.1 in lieu of any other benefit under this Article.

         2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is Thirteen Thousand Six Hundred Dollars ($13,600).

         2.1.2 Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2 Early Termination Benefit. Upon the Executive's Early Termination, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

         2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested Accrual Balance determined as of the month preceding Separation from Service. This benefit is determined by zero vesting during the first five Plan Years. During Plan Year 6, the Executive shall vest in twenty percent (20%) of the Accrual Balance, and shall continue to vest in an additional twenty percent (20%) of said amount for each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Accrual Balance.

         2.2.2 Distribution of Benefit. The Company shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing within thirty (30) days following the Executive's Separation from Service.

2.3 Disability Benefit. If the Executive's Disability results in Separation from Service prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

         2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the vested Accrual Balance determined as of the month preceding Separation from Service. This benefit is determined by zero vesting during the first five Plan Years. During Plan Year 6, the Executive shall vest in twenty percent (20%) of the Accrual Balance, and shall continue to vest in an additional twenty percent (20%) of said amount for each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Accrual Balance.

         2.3.2 Distribution of Benefit. The Company shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing within thirty (30) days following the Executive's Separation from Service due to Disability.



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                                                                    EXHIBIT 10.2



2.4 Change in Control Benefit. Upon a Change in Control the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

         2.4.1 Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2 Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4.3 Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, to the extent any distribution(s), if made, under this Section 2.4 would be treated as an "excess parachute payment" under Section 280G of the Code, the Company shall reduce or delay the distribution(s) to the extent it would not be an excess parachute payment.

2.5 Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a "specified employee" under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a "separation from service" under Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service.

                                    ARTICLE 3
                              DISTRIBUTION AT DEATH

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

         3.1.2 Distribution of Benefit. The Company shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing within thirty (30) days following receipt by the Company of the Executive's death certificate. The annual benefit shall be distributed to the Beneficiary for a period of fifteen (15) years.

3.2 Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the


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                                                                    EXHIBIT 10.2


         same amounts they would have been distributed to the Executive had the Executive survived.

3.3 Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Executive's death certificate.

                                    ARTICLE 4
                                  BENEFICIARIES

4.1 Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.


4.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator

                                                                    EXHIBIT 10.2

         may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if Executive's service is terminated by the Board for:

         (a)  Gross negligence or gross neglect of duties to the Company; or

         (b) Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Company; or

         (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Company.

5.2 Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to
         Section 8(e) of the Federal Deposit Insurance Act.

                                    ARTICLE 6
                           ADMINISTRATION OF AGREEMENT

6.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2 Agents. In the administration of this Agreement, the Plan Administrator may employ

                                                                    EXHIBIT 10.2

         agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

6.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6 Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

                                    ARTICLE 7
                          CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. An Executive or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

         7.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

         7.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

         7.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the

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                                                                    EXHIBIT 10.2

         Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a)  The specific reasons for the denial;

          (b) A reference to the specific provisions of the Agreement on which the denial is based;

          (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

          (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

          (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

         7.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

         7.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

         7.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

         7.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.


         7.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of

                                                                    EXHIBIT 10.2

                  its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial;

                  (b) A reference to the specific provisions of the Agreement on which the denial is based;

                  (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

                  (d) A statement of the claimant's right to bring a civil
                      action under ERISA Section 502(a).

                                    ARTICLE 8
                           AMENDMENTS AND TERMINATION

8.1 Amendment. This Agreement may be amended only by a written agreement signed by the Company and the Executive. Provided, however, that the Company may amend this Agreement to conform with legislative requirements or written directives to the Company from its banking regulators.

8.2 Termination. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. Upon such termination, the Accrual Balance shall be paid to the Executive in the form and at the time permitted under Section 409A of the Code and any applicable subsequent authority.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to separate from service at any time.

9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company's sole

                                                                    EXHIBIT 10.2


         liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

9.6 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7 Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8 Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                           West Pointe Bancorp, Inc.
                             5701 West Main Street
                           Belleville, Illinois 62226

         Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.9 Entire Agreement. This Agreement, along with the Executive's Beneficiary Designation Form, constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

                                                                    EXHIBIT 10.2




       IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.


EXECUTIVE:                             COMPANY:

                                       WEST POINTE BANCORP, INC. and
                                       WEST POINTE BANK      AND TRUST COMPANY


/s/ Ramona Lupe Gebaur                 By  /s/ Bruce A. Bone
---------------------------------          -----------------------------------
Ramona Lupe Gebauer                    Title:  Executive Vice President & CFO